Exhibit 10.2

Execution Version

SANCHEZ ENERGY CORPORATION

2019 EXECUTIVE INCENTIVE PLAN

1.     Purpose.  This Sanchez Energy Corporation (the “Company”) 2019 Executive Incentive Plan (as it may be amended, the “Plan”) is designed to align the interests of the Company and certain key employees of Sanchez Oil & Gas Corporation (“SOG”) that provide services to the Company.

2.     Adoption of the Plan.  The Company, intending to be legally bound, hereby adopts the Plan effective as of May 6, 2019 (the “Effective Date”).  The Plan shall be in effect as of the Effective Date and shall continue until December 31, 2019, unless earlier terminated in accordance with Section 9(e) before December 31, 2019 (the “Term”). The expiration of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder.

3.     General.  The compensation provided under this Plan is intended to be in addition to all other compensation payable to Participants under any employment, executive services or similar agreement in effect with the Company or any of its direct or indirect subsidiaries and to be made to the Participants in lieu of any cash-based or equity-based awards under the Company’s or SOG’s existing compensation or incentive plans going forward, for the duration of the Term.

4.     Definitions.  For purposes of this Plan:

(a)          “Board” means the Company’s Board of Directors.

(b)          “Cause” means “Cause” as defined in the employment, executive services or similar agreement between the Participant and any member of the Company Group.

(c)          “Committee” means the Special Committee of the Board while in effect, and thereafter, the Compensation Committee of the Board.

(d)          “Company Group” means the Company and its direct and indirect subsidiaries.

(e)          “Continuous Service” means the Participant’s continued service with any member of the Company Group, an affiliate or in respect of any member of the Company Group pursuant to the Services Agreement, dated as of December 19, 2011, by and between SOG and the Company.

(f)           “Disability” means “Disability” as defined in any employment, executive services or similar agreement between the Participant and any member of the Company Group.

(g)          “First Quarter Bonus” means the actual cash bonus to be paid to each Participant with respect to the first quarter of fiscal year 2019 promptly upon adoption of the Plan and the Participant’s acceptance of the Participant’s Participation Agreement.

(h)          “Good Reason” means “Good Reason” as defined in any employment, executive services or similar agreement between the Participant and any member of the Company Group.

(i)           “Participant” means each of the individuals listed on Exhibit 1 hereto.

(j)           “Participation Agreement” means the agreement between the Company and a Participant granting a Participant a First Quarter Bonus and the opportunity to earn Quarterly Performance Bonuses under this Plan and in the form attached hereto as Schedule B.

(k)          “Performance Goals” means the Quarterly and YTD Performance Goals, together or separately.

(l)          “Performance Metrics” means: (i) average daily production (Boe/d); (ii) production expenses per Boe; and (iii) cash general and administrative expenses (“Cash G&A”).

(m)        “Qualifying Termination” means a termination of a Participant’s Continuous Service due to death or Disability, by the Company without Cause or by the Participant for Good Reason.

(n)         “Quarter” means each of the following periods: April 1, 2019 through June 30, 2019 (“Second Quarter”); July 1, 2019 through September 30, 2019 (“Third Quarter”); and October 1, 2019 through December 31, 2019 (“Fourth Quarter”).

(o)           “Quarterly Performance Bonus” means, in the case of any Participant, the actual cash bonus, if any, as determined pursuant to Section 6(a) below.

(p)         “Quarterly Performance Goals” means for each Performance Metric set forth on Schedule A: (i) the Quarterly Threshold Performance Goal; (ii) Quarterly Target Performance Goal; and (iii) Quarterly Maximum Performance Goal.

(q)         “Quarterly Target Bonus” means a Participant’s target bonus amount in respect of each Quarter as set forth in the Participant’s Participation Agreement, assuming achievement of each Quarterly Target Performance Goal for each Performance Metric.

(r)         “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(s)         “YTD Performance Goals” means for each Performance Metric set forth on Schedule A:  (i) the YTD Threshold Performance Goal; (ii) YTD Target Performance Goal; and (iii) YTD Maximum Performance Goal.

5.    Eligible Participants.  Only the individuals set forth on Exhibit 1 hereto shall be Participants under the Plan, receive a First Quarter Bonus and be eligible to earn and be paid Quarterly Performance Bonuses.

6.    Terms of Participation.

(a)         Quarterly Performance Bonus. Subject to the provisions of this Plan, each Participant shall be eligible to earn a Quarterly Performance Bonus as of the end of each Quarter. Subject to the provisions of this Section 6, the actual amount payable with respect to a given Quarter (the “Quarterly Performance Bonus”) is equal to the Quarterly Performance Bonus Amount as calculated pursuant to the chart below and adjusted, upwards or downwards, by the amount of a True-Up or True-Down, as defined and described below.

(i)          Calculation of Quarterly Performance Bonus Amount.  The Quarterly Performance Bonus Amount, if any, is calculated as the sum of the amounts determined payable for each Performance Metric for the applicable Quarter, based on the level of achievement of the applicable Performance Metric in such Quarter as assessed against Quarterly Performance Goals. The amount payable with respect to a Performance Metric in a given Quarter is determined as follows:

If the Quarterly Threshold Performance Goal is not Achieved for a given Performance Metric, then:	No amount with respect to that Performance Metric is payable.
If the Quarterly Threshold Performance Goal is Achieved for a given Performance Metric, then:	An amount equal to 50% of the applicable Weighting of the Quarterly Target Bonus is payable.

If the Quarterly Target Performance Goal is Achieved for a given Performance Metric, then:	An amount equal to 100% of the applicable Weighting of the Quarterly Target Bonus is payable.
If the Quarterly Maximum Performance Goal is Achieved for a given Performance Metric, then:	An amount equal to 200% of the applicable Weighting of the Quarterly Target Bonus is payable.
If the performance level achieved for a given Performance Metric is between Quarterly Threshold and Quarterly Target Performance Goals, then:

The amount payable with respect to the Performance Metric is determined through linear interpolation between 50% and 100% and is equal to such percentage of the applicable Weighting of the Quarterly Target Bonus.

If the performance level achieved for a given Performance Metric is between Quarterly Target and Quarterly Maximum Performance Goals, then:

The amount payable with respect to the Performance Metric is determined through linear interpolation between 100% and 200% and is equal to such percentage of the applicable Weighting of the Quarterly Target Bonus.

(ii)         Adjustment of Quarterly Performance Bonus Amount.  Once the Quarterly Performance Bonus Amount is determined, the actual Quarterly Performance Bonus payable is calculated by applying the applicable adjustment, if any, described below. In order to determine whether an adjustment will apply, performance with respect to each Performance Metric for the period commencing on January 1, 2019 and expiring on the last day of the applicable Quarter (for each Quarter, the applicable “YTD Performance Period”) will be assessed and determined in a manner consistent with the calculation of the Quarterly Performance Bonus Amount. If the Quarterly Performance Bonus Amount as determined pursuant to the achievement of the Quarterly Performance Goals is less than the amount that would be payable for a Quarter based on the achievement of the YTD Performance Goals through such date, the Quarterly Performance Bonus will be increased to a level equal to the amount payable with respect to the achievement of the YTD Performance Goals for such Quarter (the “True-Up”); provided,  that, no additional True-Up addition will be provided for performance in excess of the Quarterly Maximum Performance Goal. Conversely, if the Quarterly Performance Bonus Amount as determined pursuant to the achievement of the Quarterly Performance Goals is greater than the amount that would be payable for a Quarter based on the achievement of the YTD Performance Goals through such date, the Quarterly Performance Bonus will be decreased to a level equal to the amount payable with respect to the achievement of the YTD Performance Goals for such Quarter (the “True-Down”); provided,  that, no additional True-Down reduction will be provided for performance below the Quarterly Threshold Performance Goal. For the avoidance of doubt, if the calculations for the Quarterly Performance Bonus Amount and with respect to the achievement of YTD Performance Goals for any Quarter result in the same number, no such adjustment will be made.

(iii)       Limitation on Adjustment of Quarterly Performance Bonus Amount.  Notwithstanding the foregoing, in the event that the level of achievement of a Performance Metric in a Quarter is determined to be below the Quarterly Threshold Performance Goal, then no portion of the Quarterly Performance Bonus shall be payable with respect to such Performance Metric in the applicable Quarter. Moreover, in the event the level of achievement of a Performance Metric in a Quarter is equal to or in excess of the Quarterly Threshold Performance Goal, but less than or equal to the Quarterly Target Performance Goal, the portion of the Quarterly Performance Bonus payable with respect to such Performance Metric shall not be less than the portion of the Quarterly Performance Bonus determined to be payable with respect to such Performance Metric based on the achievement level of the Quarterly Performance Goal. In addition, in the event that the level of achievement of a Performance Metric in a Quarter is in excess of the Quarterly Target Performance Goal, the portion of the Quarterly Performance Bonus payable with respect to such Performance Metric shall not be less than the portion of the Quarterly Performance Bonus determined to be payable with respect to such Performance Metric based on the achievement of the Quarterly Target Performance Goal.

(iv)        Clawback Amount.  In the event that the aggregate total of the First Quarter Bonus and any individual Quarterly Performance Bonuses paid or payable for each Quarter (the “Original Payout Amount”), as determined at the end of the Fourth Quarter, exceeds the aggregate amount determined to be payable for the YTD Performance Period as of such date on a retrospective based on the achievement level of YTD Performance Goals for the fiscal year 2019, with such aggregate amount consisting of the First Quarter Bonus and a cumulative amount paid in respect of the Second and Third Quarters and payable in respect of the Fourth Quarter (the “Recalculated Payout Amount”), the Company may recover such overage amount (the “Clawback Amount”) from Quarterly Performance Bonuses that have been paid or are payable. For the avoidance of doubt, the Participant will not be requested or obligated to repay any amounts under the Plan in excess of any amounts received under the Plan, with the First Quarter Bonus mathematically excluded from such calculation and exempted in full from any Clawback Amount. The Participant may elect the manner in which the Clawback Amount will be recovered by the Company from one (or a combination) of the following mechanisms: (i) the Quarterly Performance Bonus payable with respect to the Fourth Quarter shall be reduced by all or a portion of the Clawback Amount and/or (ii) the Participant shall make a one-time reconciling payment in an amount equal to the Clawback Amount to the Company. In the event that the Original Payout Amount as determined at the end of the Fourth Quarter is less than the Recalculated Payout Amount as determined at the end of the Fourth Quarter (the “Additional Amount”), then the Participant is entitled to receive a one-time reconciling payment equal to the Additional Amount from the Company, which shall be payable as part of the Quarterly Performance Bonus payable with respect to the Fourth Quarter.

In the event any Clawback Amount is determined repayable to the Company such that a portion or all of the Quarterly Performance Bonuses that were payable with respect to the Quarters are recovered by the Company, then the Company will administer the recovery of such Clawback Amount in a manner that does not adversely impact the Participant from an income tax perspective.  The Company agrees to provide the Participant with adequate time to pay any Clawback Amount to the Company, taking into consideration actual net cash amounts received, and recovery from the IRS of historical amounts withheld on Quarterly Performance Bonuses which are the subject of the Clawback Amount, and will furnish one or more amended IRS forms W-2, as applicable based on the year in which such form is received, to reflect such revised payment amounts and recapture prior withholding amounts.

(b)         Timing of Payment; Estimated Payments. Any Quarterly Performance Bonus required to be paid under this Plan shall be paid by the Company within fifteen (15) days after the Certification Date (as defined below), but in any event, no later than March 15, 2020. The Company may pay an estimated Quarterly Performance Bonus (an “Estimated Quarterly Performance Bonus”) with respect to each Quarter; provided,  that, (x) to the extent that the Estimated Quarterly Performance Bonus exceeds the amount of the Quarterly Performance Bonus determined payable based upon the certification of achievement of applicable Performance Goals (the “Final Quarterly Performance Bonus Amount”), the Participant shall repay the Company any such excess amount within thirty (30) days of the Certification Date, but in any event, no later than March 15, 2020 and (y) to the extent that the Estimated Quarterly Performance Bonus is less than the Final Quarterly Performance Bonus Amount, the Company shall make a payment to the Participant equal to the excess of the applicable final amount over the applicable estimated amount within fifteen (15) days of the Certification Date, but in any event, no later than March 15, 2020. In the event the Participant fails or elects not to repay any amount required to be repaid pursuant to this Section 6(b), such amount shall be offset from unpaid amounts due to the Participant under the Plan, including Quarterly Performance Bonuses with respect to future Quarters.

(c)         Termination of Continuous Service. In the event a Participant’s Continuous Service terminates due to a Qualifying Termination prior to the end of the Term, the Participant shall (x) be paid a  pro rata portion of the Quarterly Performance Bonus, if any, based on the actual performance results for the Quarter in which such termination occurs, with such pro rata portion determined based on the number of days the Participant was employed as an employee of SOG or its subsidiaries or an officer of the Company Group, as the case may be, during the applicable Quarter and payable at the same time such Quarterly Performance Bonus would have otherwise been paid and (y) forfeit the right to receive any Quarterly Performance Bonus in respect of any subsequent Quarter during the Term. If a Participant’s Continuous Service terminates for any reason other than a Qualifying Termination prior to the end of the Term, the Participant shall forfeit the right to any Quarterly Performance Bonus in respect of the Quarter in which the termination occurs and any subsequent Quarter.

7.    Performance Goals.  Promptly after the end of each Quarter (such actual date, the “Certification Date”), the Committee shall certify the degree to which the applicable Performance Goals have been achieved or exceeded and the amount, if any, payable to each Participant hereunder subject to the terms and conditions contained herein. Each Performance Metric shall be weighted as follows in determining the Quarterly Performance Bonus, if any, that is payable to the Participant, and the Clawback Amount and the Additional Amount, as applicable: Average daily production (Boe/d) – 33.3%; Production expenses per Boe – 33.3%; and Cash G&A – 33.4% (each, a “Weighting”).

8.    Plan Administration.  This Plan shall be administered by the Committee.  The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company.  The Committee shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be final, conclusive and binding on all Participants and shall be accorded the maximum deference permitted by law.

9.    Miscellaneous.

(a)  Non-Assignment; Non-Transferability. All rights and interests of the Participants under this Plan shall be non-assignable and non-transferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution.  In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.

(b)  Release of Claims. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group with respect to claims arising from such payment under the Plan.

(c)  Withholding. Payment of amounts due under the Plan shall be provided to the Participant in the same manner as the Participant receives the Participant’s regular paycheck or by mail at the last known address of the Participant in the possession of the Company, at the discretion of Committee.  The Company will deduct all applicable taxes and any other withholdings required or requested by the Participant to be withheld with respect to the payment of any award pursuant to this Plan.

(d)  Unfunded Plan. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder.

(e)  Amendment; Termination. The Company, in its sole discretion, shall have the right to amend or terminate this Plan at any time; provided,  that, in no event shall any amendment or termination adversely affect the rights of the Participants hereunder.  Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

(f)   No Right to Continued Service. Nothing contained in this Plan shall in any way affect the right and power of any member of the Company Group to discharge any Participant or otherwise terminate

Participant’s Continuous Service, at any time or for any reason or to change the terms of the Participant’s Continuous Service in accordance with the terms of the Participant’s employment, executive services or similar agreement, as applicable, in any manner.

(g)  Expenses. Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.

(h)  Captions. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(i)   Governing Law. The Plan and each Participation Agreement shall be construed, regulated, interpreted and administered according to the laws of the State of Texas, without regard to conflict of law principles.  Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

(j)   Section 409A. The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A.  To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent.  Notwithstanding the foregoing, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A

*     *     *     *     *

IN WITNESS WHEREOF, Sanchez Energy Corporation has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.

SANCHEZ ENERGY CORPORATION

By:	/s/ Gregory B. Kopel
Name:	Gregory B. Kopel
Its:	Executive Vice President, General Counsel and Secretary

Incentive Plan Signature Page

SCHEDULE A

	Quarterly Performance Goals				YTD Performance Goals
	Second Quarter	Third Quarter	Fourth Quarter		YTD Performance Period – Second Quarter	YTD Performance Period – Third Quarter	YTD Performance Period – Fourth Quarter
Average daily production (Boe/d)
Quarterly Maximum Performance Goal	64,199	60,367	57,026	YTD Maximum Performance Goal	68,486	65,750	63,551
Quarterly Target Performance Goal	58,363	54,879	51,842	YTD Target Performance Goal	62,260	59,773	57,774
Quarterly Threshold Performance Goal	52,526	49,391	46,658	YTD Threshold Performance Goal	56,034	53,795	51,996
Production expenses per Boe (1)
Quarterly Maximum Performance Goal	$12.57	$12.67	$12.89	YTD Maximum Performance Goal	$12.36	$12.45	$12.55
Quarterly Target Performance Goal	$13.97	$14.08	$14.32	YTD Target Performance Goal	$13.73	$13.84	$13.95
Quarterly Threshold Performance Goal	$15.36	$15.49	$15.76	YTD Threshold Performance Goal	$15.10	$15.22	$15.34
Cash G&A (2) (in thousands)
Quarterly Maximum Performance Goal	$21,750	$21,750	$21,750	YTD Maximum Performance Goal	$43,500	$65,250	$87,000
Quarterly Target Performance Goal	$24,167	$24,167	$24,167	YTD Target Performance Goal	$48,333	$72,500	$96,667
Quarterly Threshold Performance Goal	$26,583	$26,583	$26,583	YTD Threshold Performance Goal	$53,167	$79,750	$106,333

(1)

Cash oil and natural gas production expenses, excluding unplanned service/midstream contract deficiency penalties from reduced activity levels, unplanned increases in midstream/marketing contract rates and non-recurring items, assuming anticipated accounting classification of planned workover activities.

(2)	Cash G&A, excluding severance/retention payments, costs associated with strategic alternatives and non-recurring items.

SCHEDULE B

TO: {PARTICIPANT NAME}

FROM:

DATE: ______________, 2019

RE: Participation Agreement under the Sanchez Energy Corporation 2019 Executive Incentive Plan

1.           We are pleased to advise you that you will be eligible to receive Quarterly Performance Bonuses pursuant to the Sanchez Energy Corporation (the “Company”) 2019 Executive Incentive Plan (as it may be amended, the “Plan”).  Terms used herein with initial capital letters have the meanings set forth in the Plan and this Participation Agreement shall be, in all respects, subject to the terms and conditions of the Plan.  A copy of the Plan as in effect of the date hereof has been furnished to you and you agree to be bound by the terms and conditions of the Plan and this Participation Agreement.  In the event of any conflict between the terms and conditions of this Participation Agreement and the Plan, the terms and conditions of the Plan shall control.

2.           First Quarter Bonus.  Promptly upon your acceptance of this Participation Agreement, you will receive an upfront initial payment of $___________ with respect to the first quarter of fiscal year 2019.

3.           Quarterly Performance Bonus.  Your Quarterly Target Bonus amount in respect of each Quarter is $___________.

4.           Performance Bonus Performance Measure.  Your Quarterly Performance Bonus, if any, is calculated in accordance with the terms of the Plan and based on the achievement of Quarterly and YTD Performance Goals, as applicable and as set forth on Schedule A of the Plan, and subject to adjustment or possible recovery as described in the Plan.

5.           Payment Schedule.  Your Quarterly Performance Bonus amounts, if any, will be paid to you by the Company within fifteen (15) days after the Certification Date with respect to such Quarter (but in no event later than March 15, 2020) and otherwise in accordance with and subject to the terms and conditions of the Plan. In the event your Continuous Service terminates due to a Qualifying Termination prior to the end of the Term, you shall (x) be paid a pro rata portion of the Quarterly Performance Bonus, if any, based on the actual performance results for the Quarter in which such termination occurs, with such pro rata portion determined based on the number of days you were employed as an employee of SOG or its subsidiaries or an officer of the Company Group, as the case may be, during the applicable Quarter and payable at the same time such Quarterly Performance Bonus would have otherwise been paid and (y) forfeit the right to receive any Quarterly Performance Bonus in respect of any subsequent Quarter during the Term. If your Continuous Service terminates for any reason other than a Qualifying Termination prior to the end of the Term, you shall forfeit the right to any Quarterly Performance Bonus in respect of the Quarter in which the termination occurs and any subsequent Quarter.

The Company may pay you an Estimated Quarterly Performance Bonus with respect to each Quarter prior to the applicable Certification Date; provided,  that, (x) to the extent the Estimated Quarterly Performance Bonus exceeds the Final Quarterly Performance Bonus Amount, you shall repay the Company any such excess amount within thirty (30) days of the Certification Date, but in any event, no later than March 15, 2020 and (y) to the extent the Estimated Quarterly

Performance Bonus is less than the Final Quarterly Performance Bonus Amount, the Company shall make a payment to you equal to the excess of the applicable final amount over the applicable estimated amount within fifteen (15) days of the Certification Date, but in any event, no later than March 15, 2020. In the event you fail to repay any amount required to be repaid hereunder, such amount shall be offset from unpaid amounts due to you under the Plan.

Nothing contained in the Plan shall in any way affect the right and power of any member of the Company Group to discharge or otherwise terminate your Continuous Service at any time or for any reason.  Your rights under this Participation Agreement and any interest in or right to the Quarterly Performance Bonus payment, if any, may not be transferred or assigned by you, other than by will or by the laws of descent and distribution. The Company will deduct all applicable taxes and any other withholdings required or requested by you to be withheld with respect to the payment of any award pursuant to the Plan.

The Company intends for the Quarterly Performance Bonus payments, if any, to either comply with, or be exempt from, the requirements of Section 409A.  To the extent that any Quarterly Performance Bonus is not exempt from the requirements of Section 409A, the Quarterly Performance Bonus is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent.  Notwithstanding the foregoing, in no event whatsoever shall any member of the Company Group be liable for any additional, tax, interest, income inclusion or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.  You are hereby encouraged to consult immediately with your tax advisor regarding the tax consequences of any Quarterly Performance Bonus payments including, without limitation, any possible tax consequences in connection with Section 409A.

We greatly appreciate your contributions to the Company and look forward to working together with you towards the Company’s future successes.  If you have any questions regarding this Participation Agreement, please contact the Company’s General Counsel at 1000 Main Street, Suite 3000, Houston, Texas 77002 (telephone:  (713) 783-8000).

SANCHEZ ENERGY CORPORATION

By:
Name:
Its:

EXHIBIT 1

(a) A.R. Sanchez, Jr.

(b) Antonio R. Sanchez, III

(c) Cameron W. George

(d) Gregory B. Kopel

(e) Patricio D. Sanchez